Dated
September 23, 2025
Settlement Agreement

between
Greif UK Limited (1)
and
Patrick Gerard Mullaney (2)

Contents
Clause
2    Arrangements on termination    3
3    Termination payment    5
4     Benefits                                          5
5    Pension    6
6    Legal fees    6
7    Waiver of claims    6
8    Employee indemnities    7
9    Company property and information    7
10    Employee warranties and acknowledgments    9
11    Reference    10
12    Resignation from offices    10
13    Garden leave    10
14    Restrictive covenants and Noncompetition and Nondisclosure Agreement    11
15    Confidentiality and announcements    12
16    Entire agreement    14
17    Variation    15
18    Third party rights    15
19    Governing law    15
20    Jurisdiction    15
21    Subject to contract and without prejudice    15
22    Reaffirmation    15
23    Counterparts    16

Schedule
Schedule 2 Claims    18
Schedule 3 Adviser's certificate    22
Schedule 4 Announcement    23
Schedule 5 Reaffirmation Letter    24
Schedule 6 Reaffirmation Certificate Adviser                                  28
Schedule 7 Resignation letter as a Director/Trustee or other offices                         29
Schedule 8 Contact of Employment                                      30
Schedule 9 Noncompetition and Nondisclosure Agreement                             31

This deed is made on August 29, 2025.
Parties
(1)Greif UK Limited, incorporated and registered in England and Wales with company number 6633687, whose registered office is at Greif Oil Works, Ellesmere Port, Cheshire, CH65 4EZ (Company);
(2)Patrick Gerard Mullaney of 142 Graham Road, Ranmoor, Sheffield, S10 3GR (Employee).
Background
A.The Employee has been employed by the Company since 19 June 2017, most recently as Senior Vice President, Chief Business Unit Officer under a contract dated 1 June 2022.
B.The Employee's employment with the Company shall terminate on 1 April 2026.
C.The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with his employment or its termination or otherwise against any Group Company (as defined below) or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the statutory complaints that the Employee raises in this Agreement.
D.The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
E.The Company enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties’ intention that each Group Company may enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.
Agreed terms
1Interpretation
The following definitions and rules of interpretation apply in this Agreement.
1.1Definitions:

"Adviser"	Clive Dobbin of Paris Smith LLP solicitors.
"Board"	the board of directors of the Company (including any committee of the board duly appointed by it).
"Confidential Information"
information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to any Group Company's business, clients, customers, products, assets, affairs and finances for any Group Company for the time being confidential to any Group Company and trade secrets including technical data and know-how relating to the business of any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, that the Employee created, developed, received or obtained in connection with his employment, whether or not such information (if in anything other than oral form) is marked confidential.

“Contract of Employment”	the contract of employment at schedule 8.

"Copies"
copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

"Group Company"	the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
"HMRC"	HM Revenue and Customs.
"Holding company" “Noncompetition and Nondisclosure Agreement”	has the meaning given in clause 1.6. The Noncompetition and Nondisclosure Agreement at Schedule 9.
"Post-Employment Notice Pay"	has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).
"Post-Employment Notice Period"	has the meaning given in section 402E(5) of ITEPA.
"Subsidiary"	has the meaning in clause 1.6.
"Reaffirmation Letter"
the letter agreement to be entered into by the parties pursuant to clause 22 in the form set out at Schedule 5 under which the Employee reaffirms certain provisions of this Agreement on or after the Termination Date.

1.2The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5The Schedules shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
1.6A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.

2Arrangements on termination
2.1The Employee's employment with the Company shall terminate on 1 April 2026 (Termination Date).
2.2The Employee will continue to perform their normal duties until 30 September 2025 and go on Garden leave thereafter pursuant to clause number 20 in the Contract of Employment.
2.3The Company shall pay the Employee his salary up to the Termination Date in the usual way.
2.4The Company shall continue to provide contractual benefits to the Employee in the usual way up to the Termination Date.
2.5The Company shall make a payment to the Employee in respect of outstanding holiday, up to and including the Termination Date less any holiday taken between the date of this Agreement and the Termination Date. This will be paid on the usual pay date after the Termination Date.
2.6Provided always that the Employee is not in material breach of any of the provisions of this Agreement, and of clause 21 of the Contract of Employment and the Noncompetition and Nondisclosure Agreement:-
2.6.1     The awards for the 23-25 Restated Long-Term Incentive Plan (LTIP) of Greif, Inc. applicable to the Employee, if any, will follow the applicable plan rules with awards distributed into your Fidelity shareholder account in January 2026 as described in your 2023 Participant Letter.
2.6.2     On 1 April 2026 the Company shall pay to the Employee a pro-rated cash equivalent of 24-26 LTIP prorated through FY25 in the sum of $746,369.55 USD in full and final settlement of all the Employee’s entitlements under the Company’s LTIP and in further acknowledgement of the enforceability of Employee’s covenants contained in the Non competition and Nondisclosure Agreement as described in clause 14.2 below. Payment shall be made subject to such withholdings as the Company is required by law to make.
2.7At the Termination Date, the Employee will have completed the period of notice to which he is entitled under clause 19.1 of his contract of employment. The Company will pay the Employee's salary and benefits for that period, in accordance with clause 2.3 and clause 2.4 of this Agreement. The parties accordingly believe that the Employee's Post-Employment Notice Period and Post-Employment Notice Pay are nil.
2.8The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.
2.9The Employee shall submit on or before 1 April 2026 his expenses claims in the usual way and the Company shall reimburse the Employee for any expenses properly incurred before the Termination Date in the usual way. Any expenditure on his Company credit card which was not properly incurred by him on the Company's business or for which he cannot produce appropriate receipts will be deducted from the final salary payment.
2.10The Company shall deduct from the final salary payment any outstanding sums due from the Employee to any Group Company.
3Termination payment
3.1Subject to and conditional on the Employee complying with the terms of this Agreement dated [date] (including, without limitation, clause 15 and clause 22) and not being in material breach of the covenants in his contract of employment, The Company shall pay the Employee £273,625.98 which includes a statutory redundancy payment of £8628.00 (The Termination Payment). The termination payment will be paid to the Employee within 21 days of the Termination Date or the Company receiving a copy of this Agreement signed by the Employee, and a signed certificate from the Adviser in the form set out in Schedule 3 together with a copy of the Reaffirmation

Letter signed by the Employee and the Reaffirmation Adviser’s Certificate signed by your Adviser in the forms set out in Schedule 5 and 6, whichever is the later.
3.2The Company will pay the Termination Payment less all required deductions for tax and National Insurance contributions. In this regard, the Company and the Employee believe the following to be correct:
No part of the Termination Payment is taxable as Post-Employment Notice Pay. The first £30,000 of the Termination Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The balance of the Termination Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company shall accordingly deduct income tax from it at the appropriate rate.
3.3The Employee shall be responsible for any further tax and employee's National Insurance contributions due in respect of the Termination Payment and shall indemnify the Company in respect of such liability in accordance with clause 8.1.
3.4The Termination Payment will be paid to the Employee after receipt by him of his P45.
4Benefits
Subject to and conditional on the Employee complying with the terms of this Agreement, we shall continue to provide the Employee with Bupa, a car allowance and employer pension contributions subject to the rules of the relevant benefit schemes in force from time to time until the Termination Date. The Employee shall be responsible for any further tax and employee's National Insurance contributions due in respect of these benefits.
5Pension
The Company shall notify the trustees or administrators of the Pension Scheme that the Employee's employment will terminate and request written confirmation of the Employee's accrued entitlement under the Pension Scheme and request that the options available for dealing with his entitlement are sent to the Employee.
6Legal fees
The Company shall pay the reasonable legal fees (up to a maximum of £5,000 plus VAT) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this Agreement, such fees to be payable to the Adviser on production of an invoice addressed to the Employee but marked as payable by the Company.
7Waiver of claims
7.1The Employee agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising that the Employee has or may have against any Group Company or its officers, employees or workers arising directly or indirectly out of or in connection with his employment with the Company, its termination, or otherwise, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in 0 (each of which is waived by this clause).
7.2The waiver in clause 7.1 shall not apply to the following:
7.2.1any claims by the Employee to enforce this Agreement;
7.2.2claims in respect of personal injury (other than claims under discrimination legislation); and
7.2.3any claims in relation to accrued entitlements under the Pension Scheme.
7.3The Employee warrants that:

7.3.1before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue the claims specified in Schedule 2 to this Agreement;
7.3.2the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;
7.3.3the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 3 to this Agreement;
7.3.4before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against any Group Company or its officers or employees;
7.3.5the only claims that the Employee has or may have against any Group Company or its officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or its termination are specified in Schedule 2; and
7.3.6the Employee is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers or employees other than those claims specified in Schedule 2.
The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.
7.4The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.
7.5The waiver in clause 7.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims, including but not limited to the circumstances giving rise to them, in his express contemplation (including such claims of which the parties become aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).
7.6The Employee agrees that, except for the payments and benefits provided for in this Agreement, and subject to the waiver in clause 7.1 he shall not be eligible for any further payment from any Group Company relating to his employment or its termination and he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his employment not terminated or for any compensation for the loss of any such benefit, payment or award.
8Employee indemnities
8.1The Employee shall indemnify the Company on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clauses 2, 3 and 4 (and any related interest, penalties, costs and expenses). The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with their legal obligations with regard to HMRC or other competent body).
8.2If the Employee breaches any material provision of this Agreement or pursues a claim against any Group Company arising out of his employment or the termination of his employment or otherwise, other than those excluded under clause 7.2, he agrees to indemnify the Company for any losses suffered as a result, including all reasonable legal and professional fees incurred.
9Company property and information
9.1The Employee shall, before the Termination Date, return to Doeke de Haan or Jelle Altena.
9.1.1all Confidential Information and Copies;
9.1.2all property belonging to the Company in satisfactory condition including (but not limited to) company credit card, keys, security pass, home office equipment, Ipad, identity badge, mobile telephone, pager, or laptop computer; and
9.1.3all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of any Group Company or their business contacts, in the Employee’s possession or under his control. It is agreed the Ipad will be returned to the Employee once information relating to the business or affairs of any Group Company or its business contacts have been deleted. It is agreed the access to email will cease from midnight on 7 October 2025.
9.2The Employee shall, before the Termination Date, erase irretrievably any information relating to the business or affairs of any Group Company or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable).
9.3The Employee shall, if requested to do so by the Company, provide a signed statement that he has complied fully with his obligations under clause 9.1 and clause 9.2 and shall provide it with such reasonable evidence of compliance as may be requested.
10Employee warranties and acknowledgments
10.1As at the date of this Agreement, the Employee warrants and represents to the Company that there are no circumstances of which he is aware of or of which he ought reasonably to be aware that would amount to a repudiatory breach by him of any express or implied term of his contract of employment that would entitle (or would have entitled) the Company to terminate his employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 3 and any benefit provided pursuant to clause 4 are conditional on this being so.
10.2As at the date of this Agreement, the Employee warrants and represents to the Company that he has not received or accepted any offer which will provide him with any form of income or benefits at any time after the Termination Date and any payment to the Employee pursuant to clause 3 and any benefit provided pursuant to clause 4 are conditional on this being so.
10.3The Employee agrees to make himself available to, and to cooperate with, any Group Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.
11Reference
11.1Subject to clause 11.2, on receipt of a written request from a potential employer, the Company shall provide a reference in the form set out in Schedule 1 to this Agreement.
11.2For the avoidance of doubt, the Company reserves the right to make such disclosures as are required by law or regulatory requirement even if such disclosures deviate from the form of reference set out in Schedule 1 to this Agreement.
12Resignation from offices
12.1The Employee shall resign immediately from any office, trusteeship or position that he holds in or on behalf of any Group Company. It is a condition precedent to the Company’s obligations under this Agreement that the Employee shall have signed and delivered with this Agreement a copy of the letter in schedule 7.
12.2The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name to give the Company (or its nominee) the full benefit of the provisions of this clause.
13Garden leave
13.1During the period from 30 September 2025 to the Termination Date (Garden Leave), the Employee shall not perform any services for the Company or any Group Company.
13.2During Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company.
13.3Despite clause 13.1 and clause 13.2, the Company may at its discretion require the Employee to perform duties (that could be required under the employment contract) at any time during the Garden Leave, which duties may be withdrawn at any time at the Company’s discretion.
13.4During the period of Garden Leave the Employee shall:
13.4.1continue to receive his salary and all contractual benefits in the usual way (subject to the rules of the relevant benefit schemes in force from time to time). The Company will declare these benefits to HMRC at the appropriate time and the Employee will be liable for any further tax or National Insurance contributions due in relation to them;
13.4.2remain an employee of the Company and bound by the terms of his employment contract, save as modified by this clause 13;
13.4.3Subject to obtaining prior written approval from Bala Sathyanarayanan, the Employee may accept or undertake non-executive roles. Any such role must be with a company that is not competitive with the Company or any Group Company.
13.4.4not, without the prior written consent of Bala Sathyanarayanan, attend his place of work or any other premises of the Company or any Group Company or access the information technology systems of the Company or any Group Company;
13.4.5not, without the prior written consent of Bala Sathyanarayanan, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company;

13.4.6except during any periods taken as holiday be ready and available to perform such duties as the Company may require under clause 13.3, ensuring that Bala Sathyanarayanan knows where and how he can be contacted during each working day and complying with any written requests to contact a specified employee of the Company at specified intervals.
14Restrictive covenants and Noncompetition and Nondisclosure Agreement
14.1Despite clause 16, the Employee acknowledges that the post-termination restrictions in clause 21 of his Contract of Employment will continue to apply after the Termination Date save that the period of each will be reduced by the period that he spends on Garden Leave.
14.2The employee undertakes to comply in full with the Noncompetition and Nondisclosure Agreement at Schedule 9 and accepts it will remain in force after the termination of his employment. Provided that all restrictions under the Noncompetition and Nondisclosure Agreement shall cease on 1 October 2027.
15Confidentiality and announcements
15.1The Employee acknowledges that, as a result of his employment as Senior Vice President, Chief Business Unit Officer, he has had access to Confidential Information. Without prejudice to his common law duties, and subject to clause 15.2, clause 15.6 and clause 15.7, the Employee shall not (except as authorised or required by law or as authorised by the Company) at any time after the Termination Date:
15.1.1use any Confidential Information;
15.1.2make or use any Copies; or
15.1.3disclose any Confidential Information to any person, company or other organisation whatsoever.
15.2The restrictions in clause 15.1 do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee's unauthorised disclosure.
15.3The parties confirm that they have kept and agree to keep the existence and terms of this Agreement and the circumstances concerning the termination of the Employee’s employment confidential, save only:
15.3.1as provided in clause 15.5, clause 15.6 and clause 15.7.
15.4The Employee shall not make any adverse or derogatory comment about any Group Company, or any Group Company’s officers, employees or workers and he shall not do anything which shall, or may, bring any Group Company or any Group Company’s officers, employees or workers into disrepute. The Company shall not authorise or encourage any of its officers, employees or workers to make any adverse or derogatory comment about the Employee or to do anything that shall, or may, bring him into disrepute. This clause is subject to clause 15.5, clause 15.6 and clause 15.7.
15.5The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 15.3 and clause 15.4 if, where necessary and appropriate:
15.5.1in the Employee’s case he makes it to:
(a)the Employee’s spouse, provided that they agree to keep the information confidential;
(b)any person who owes the Employee a duty of confidentiality (which the Employee agrees not to waive) in respect of information the Employee discloses to them, including his legal or tax advisers or persons providing him with medical, therapeutic, counselling or support services;
(c)the Employee's insurer for the purposes of processing a claim for loss of employment;
(d)the Employee’s recruitment consultant or prospective employer to the extent necessary to discuss his employment history; or
(e)any government benefits agency for the purposes of him making a claim for benefits;
15.5.2in the case of the Company, it is made to:
(a)its officers, employees or workers provided that they agree to keep the information confidential; or
(b)any person who owes the Company a duty of confidentiality (which the Company agrees not to waive) in respect of information the Company discloses to them, including, its legal, tax, compliance or other professional advisers.
15.6Nothing in this clause 15 shall prevent the Employee or the Company (or any of its officers, employees, workers or agents) from making a protected disclosure under section 43A of the Employment Rights Act 1996.
15.7Nothing in this clause 15 shall prevent the Employee or the Company (or any of its officers, employees, workers or agents) from:
15.7.1reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
15.7.2doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;
15.7.3whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
15.7.4complying with an order from a court or tribunal to disclose or give evidence;
15.7.5disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from his employment or its termination; or
15.7.6making any other disclosure as required by law .
15.8The Company will make an announcement:-
15.8.1On or before 30 September 2025, in the form set out in part I of Schedule 4
15.8.2     On the Termination Date in the form set out in Part II of Schedule 4 and neither party will make any statement to third parties (save as specified in clause 15.5, clause 15.6 or clause 15.7) which is inconsistent with that announcement.

16Entire agreement
Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:
16.1.1this Agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;
16.1.2in entering into this Agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and
16.1.3it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.
16.1.4For the avoidance of doubt the Intellectual Property provisions in the Contract of Employment at clause 18 and the power of attorney at Schedule 1shall remain in full force and effect.
17Variation
No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
18Third party rights
Except as expressly provided elsewhere in this Agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.
19Governing law
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
20Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
21Subject to contract and without prejudice
This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.
22Reaffirmation
22.1On or shortly after the Termination Date, the Employee shall sign and date the Reaffirmation Letter and shall ensure that the Adviser (or another relevant independent adviser within the meaning of the legislation set out at clause 7.4) signs and dates a letter in the form set out in Schedule 5.

22.2The Company's obligations under this Agreement (except under clause 2, clause 13 and clause 15) are conditional on the Company receiving the letters referred to in clause 22.1 duly signed and dated within 7 days of the Termination Date.
23Counterparts
This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This Agreement has been entered into as a deed on the date stated at the beginning of this Agreement.
IN WITNESS of which the parties have executed this deed and have delivered it upon the day and year first above written.

SIGNED AND EXECUTED AS A DEED by COMPANY NAME acting by:	) ) )
/s/ Michael J. Taylor	Signature of director[/authorised signatory]
Michael J. Taylor	Name of director[/authorised signatory]
/s/ Carolyn Davis	Witness signature
Carolyn Davis	Witness name
425 Winter Road	Witness address
Delaware, OH 43015
Attorney	Witness occupation

SIGNED AND EXECUTED AS A DEED by EMPLOYEE NAME in the presence of:	) )…………………………………………………… )
/s/ Patrick Gerard Mullaney

.Schedule 1 Reference
[ON HEADED NOTEPAPER OF EMPLOYER]
PRIVATE AND CONFIDENTIAL
[DATE]
Dear [NAME],
Patrick Mullaney
I write further to your letter of [DATE] requesting a reference for Patrick Mullaney who has [applied to you to work OR been offered a job by you] as [POSITION].
I confirm that Patrick Mullaney started employment with Greif UK Limited on 19 June 2017 and left our employment on 1 April 2026. He was employed as a Senior Vice President, Chief Business Unit Officer.
[DETAILS OF ANY PREVIOUS POSITIONS WITHIN THE COMPANY AND DATES]
It is our policy only to provide references containing information as to employees' roles and dates of employment. This should not be seen as implying any comment about the candidate or his suitability for employment as [POSITION] at [PROSPECTIVE EMPLOYER].
This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor Greif UK Limited accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.
Yours sincerely,

[NAME]
On behalf of Greif UK Limited

Schedule 2 Claims
1Claims:
1.1for breach of contract or wrongful dismissal;
1.2for unfair dismissal, under section 111 of the Employment Rights Act 1996;
1.3in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.4for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.5in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.6for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;
1.7in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.8in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.9in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.10in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.11in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.12in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63, 63C and 80N of the Employment Rights Act 1996;
1.13in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);
1.14in relation to the national minimum wage, under sections 11, 19D and 24 of the National Minimum Wage Act 1998;
1.15[in relation to how and when tips must be dealt with or failure to make a payment of tips to an agency worker, under section 27K of the Employment Rights Act 1996;]
1.16for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;
1.17for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;
1.18for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;
1.19for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;
1.20for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

1.21for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;
1.22for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;
1.23for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551);
1.24for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);
1.25under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323);
1.26under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);
1.27under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974);
1.28under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);
1.29under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174, 189 (for failure to comply with a requirement of section 188A) and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.30in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246);
1.31in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.32in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010 (SI 2010/493);
1.33in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
1.34in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010 (SI 2010/93);
1.35in relation to personal injury whether or not the Employee is aware or ought reasonably to be aware of such claims at the date of this Agreement and the Reaffirmation letter respectively;
1.36for harassment under the Protection from Harassment Act 1997;
1.37for failure to comply with obligations under the Human Rights Act 1998;
1.38for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) [as it has effect in EU law], or the UK GDPR as defined in section 3(10) and section 205(4) of the Data Protection Act 2018;
1.39arising as a consequence of the United Kingdom's membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020;
1.40arising under retained EU law or under assimilated law as defined in section 6(7) of the European Union (Withdrawal) Act 2018 before and after any amendment, extension or re-enactment; and
1.41in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015 (SI 2015/2021).

Schedule 3 Adviser's certificate
[ON HEADED NOTEPAPER OF ADVISER]
For the attention of [DETAILS]
[DATE]
To whom it may concern,
I am writing in connection with the agreement between Patrick Mullaney (Employee) and Greif UK Limited (Company) [of today's date OR dated [DATE]] (Agreement) and the reaffirmation letter signed by those parties dated [DATE] (Reaffirmation Letter) to confirm that:
1. I, [Name] of [FIRM], whose address is [ADDRESS], am [a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate OR DETAILS OF ROLE].
2. I have given the Employee legal advice on the terms and effect of the Agreement and the Reaffirmation Letter and, in particular, their effect on the Employee's ability to pursue the claims specified in 0 to the Agreement.
3. I gave the advice to the Employee as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 7.4 of the Agreement.
4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by the Employee in respect of loss arising in consequence of the advice I have given him.
Yours faithfully,
Clive Dobbin
LLP Partner
For and on behalf of Paris Smith LLP

Schedule 4 Announcement
[INSERT THE TEXT OF THE AGREED ANNOUNCEMENT HERE]

Schedule 5 Reaffirmation Letter
[On headed notepaper of COMPANY]
Patrick Mullaney
142 Graham Road
Ranmoor
Sheffield
S10 3GR
[DATE]
Reaffirmation Letter
I am writing in connection with the settlement agreement between Greif UK Limited (Company) and you [dated [DATE]] (Agreement). This is the Reaffirmation Letter referred to at clause 22 of the Agreement. This reaffirmation letter is entered into as a deed.
Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement.
In consideration of the Company paying the Termination Payment to you in accordance with the terms of the Agreement, you expressly agree the following:
2Waiver of claims
2.1You agree that the terms of the Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that you have or may have against any Group Company or its officers, employees or workers whether arising out of your employment with the Company or its termination or from events occurring after the Agreement was entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to or in the contemplation of the Company or you at the date of this Reaffirmation Letter in any jurisdiction and including, but not limited to, the claim[s] specified in the Schedule (each of which is waived by this clause).
2.2The waiver in paragraph 2.1 shall not apply to the following:
2.2.1any claims by you to enforce this Agreement; and
2.2.2claims in respect of personal injury (other than claims under discrimination legislation)
2.2.3any claims in relation to accrued entitlements under the Pension Scheme.
2.3You warrant that:
2.3.1before entering into this Reaffirmation Letter you received independent advice from [Name] of [FIRM] (the Adviser) as to the terms and effect of this Reaffirmation Letter and, in particular, on its effect on your ability to pursue the claims specified in Schedule 2;
2.3.2the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
2.3.3the Adviser shall sign and deliver to the Company a letter in the form attached as 6 to the Agreement;

2.3.4before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;
2.3.5the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this Reaffirmation Letter or in the future) relating to your employment with the Company or its termination are specified in paragraph 2.1; and
2.3.6you are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in paragraph 2.1.
You acknowledge that the Company acted in reliance on these warranties when entering into this Reaffirmation Letter.
2.4You acknowledge that the conditions relating to settlement agreements and compromise contracts under section 147(3) of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
2.5The waiver in paragraph 2.1 shall have effect irrespective of whether or not, at the date of this Reaffirmation Letter, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this Reaffirmation Letter in whole or in part as a result of new legislation or the development of common law or equity).
2.6You agree that, except for the payments and benefits provided for in the Agreement, and subject to the waiver in paragraph 2.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.
3Warranties and acknowledgements
3.1As at the date of this Reaffirmation Letter, you warrant and represent to the Company that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of your contract of employment that would entitle (or would have entitled) the Company to terminate your employment without notice or payment in lieu of notice and any payment to you pursuant to clause 3 of the Agreement is conditional on this being so.

4Restrictive covenants and confidentiality
4.1Notwithstanding clause 14 of the Agreement, you acknowledge that the post-termination restrictions in clause 21 of your contract of employment with the Company dated 1 June 2022 will continue to apply after the Termination Date and you agree to be bound by them.
4.2You undertake and agree that you continue to be bound by the confidentiality obligations contained in clause 15 of the Agreement after the Termination Date.

IN WITNESS of which the parties have executed this deed and have delivered it upon the day and year first above written.

SIGNED AND EXECUTED AS A DEED by EMPLOYER NAME acting by:	) ) )
Signature of director[/authorised signatory]
Name of director[/authorised signatory]
Witness signature
Witness name
Witness address

Witness occupation

SIGNED AND EXECUTED AS A DEED by EMPLOYEE NAME in the presence of:	) )…………………………………………………… )
Witness signature
Witness name
Witness address

Witness occupation

Schedule 6 Reaffirmation - Adviser’s Certificate

I confirm that:
1. I have given Patrick Gerard Mullaney independent legal advice on the terms and effect of the Reaffirmation Letter and, in particular, its effect on my client's ability to pursue the Particular Claims and the claims specified in Schedule 6 of the Agreement.
2. I am a relevant independent adviser as defined by section 203 Employment Rights Act 1996 and the other sections, provisions and regulations in paragraph 1.4 of the Reaffirmation Letter at Schedule 5.
3. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by my client in respect of loss arising in consequence of the advice I have given them.
SIGNED BY
PRINT NAME OF ADVISER
NAME OF FIRM/ADVICE CENTRE/TRADE UNION/LEGAL EXECUTIVE*
ADDRESS
DATE
* Delete as appropriate

Schedule 7 Resignation Letter as Director/Trustee or other offices
[Date]
To the Board of Directors of Greif UK Limited
Dear Sirs,
I hereby resign with immediate effect as a director and a trustee or any other offices I hold of the following: -

Greif International Holding B.V.
Greif Nederland B.V.
Greif Packaging Morocco S.A.
Greif Saudi Arabia Co. LTD
Greif UK Holding Ltd
Greif UK Ltd

Greif Packaging LLC
Greif, Inc.

I acknowledge and confirm that I have no claim or right of action of any kind for compensation or otherwise against the Company or any Group Company or any of its officers or employees in respect of the termination of my office or otherwise. To the extent that any such claim or right of action exists or may exist, I irrevocably waive such claim or right of action and discharge the Company, its officers and employees from all and any liability in this respect.
Yours sincerely,

Patrick Gerard Mullaney

Schedule 8 Contract of Employment

Schedule 9 Noncompetition and Nondisclosure Agreement